May 8, 2018

Jeff Zients Joins Facebook Board of Directors

Facebook today announced that Jeff Zients, the CEO of Cranemere, has been appointed to the company's board of directors and audit committee, effective May 31, 2018, immediately following Facebook's annual meeting of stockholders. Following Zients's appointment the board will consist of seven independent, non-employee directors out of nine total directors.

“I am proud to join the Facebook Board and I look forward to working with Mark and the other directors as the company builds for the future. This is an exciting time for the company, and I am delighted to be part of the Board as the company works to face the opportunities and challenges of trying to bring the world closer together,” said Zients.

Zients currently serves as the CEO of the Cranemere Group Limited, a diversified holding company. From March 2014 to January 2017, Zients served as Director of the National Economic Council for President Obama and served as Acting Director of the Office of Management and Budget from January 2012 to April 2013. He also founded and managed Portfolio Logic LLC, an investment firm, from 2003 to 2009. From 1992 to 2004, Zients served in various roles at the Advisory Board Company, a research and consulting firm, including as Chairman from 2001 to 2004 and Chief Executive Officer from 1998 to 2000. He also served as Chairman of the Corporate Executive Board, a business research firm, from 2000 to 2001. Zients holds a B.A. in political science from Duke University.

Zients serves on the board of Cranemere Group Limited and Timbuk2 Design. He is also a director of the Biden Cancer Initiative.

Facebook also announced today the following changes to the membership of its board committees: in addition to Zients, Kenneth I. Chenault will join the Audit Committee. Susan D. Desmond-Hellmann will move from the Audit Committee to the Compensation & Governance Committee, and Marc L. Andreessen will remain on the Audit Committee but step off the Compensation & Governance Committee.

Aside from Zients, Facebook’s current board members are: Mark Zuckerberg; Marc L. Andreessen, Andreessen Horowitz; Erskine B. Bowles, President Emeritus, University of North Carolina; Kenneth I. Chenault, Chairman and Managing Director, General Catalyst; Susan D. Desmond-Hellmann, CEO, Bill and Melinda Gates Foundation; Reed Hastings, Chairman and CEO, Netflix; Jan Koum, Founder, WhatsApp; Sheryl K. Sandberg, Chief Operating Officer, Facebook; and Peter A. Thiel, Founders Fund.